Exhibit 1

Transactions in Securities of the Issuer in the Last 60 Days

Nature of Transaction	Amount of Securities (Sold)	Price per Security ($)	Date of Sale

JLA Realty Associates, LLC

Sale of Common Stock pursuant to Purchase Agreement	(185,000)	5.7500	05/15/2026